Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Malacca Straits Acquisition Company Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule(3)	Amount Being Registered(2)		Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock to be issued to Shareholders of Malacca(3)	457(f)(1)	4,111,104		$10.57	(4)	$43,454,369.28	0.00011020	$4,788.67
Fees to Be Paid	Equity	Warrants to be issued to Shareholders of Malacca (5)	457(f)(1)	11,562,500		——	(6)	——	——	——
Fees to Be Paid	Equity	Common Stock to be issued to stockholders of INDI(7)	457(f)(2)	60,000,000		$0.00	(8)	$0.00	0.00011020	$0.00
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the warrants registered hereunder(9)	457(f)(1) and Other	11,562,500		$11.58	(6)	$133,835,937.50	0.00011020	$14,748.72
Fees to Be Paid	Equity	Common Stock issuable as earnout shares(10)	457(f)(2)	20,000,000		$0.00	(8)	$0.00	0.00011020	$0.00
Fees to Be Paid	Equity	Common Stock issuable upon conversion of certain of the warrants registered hereunder(11)	Other	——	(11)	——	(11)	——	0.00011020	——
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
	Total Offering Amounts							$177,290,306.78		$19,537.39
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$19,537.39

(1)	Immediately prior to the consummation of the merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Malacca Straits Acquisition Company Limited, a Cayman Islands exempted company (“Malacca”), intends to effect a deregistration as an exempted company under Section 206 of the Cayman Islands Companies Act (as revised) and a domestication as a Delaware corporation under Section 388 of the Delaware General Corporation Law, pursuant to which Malacca’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which at the effective time of the business combination described in the proxy statement/prospectus will be renamed “INDI Electric Vehicles Inc.” (“New INDI”).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	These shares represent the shares of common stock of New INDI (“Common Stock”) to be issued upon the conversion by operation of law of (i) 3,593,750 Class B ordinary shares of Malacca and (ii) 517,354 Class A ordinary shares issued by Malacca in its initial public offering registered on Form S-1, as amended (SEC File No. 333-239462). Each Class A and Class B ordinary share of Malacca issued and outstanding immediately prior to the Domestication will remain outstanding and will, subject to the exercise of redemption rights described in the proxy statement/prospectus, automatically convert by operation of law into one share of Common Stock in connection with the business combination.

(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and based on the average of the high and low prices of the Class A ordinary shares of Malacca, as reported on the Nasdaq Capital Market on January 31, 2023, which is a date within five (5) business days prior to the filing date of this registration statement with the U.S. Securities and Exchange Commission (the “SEC”).

(5)	These warrants will be issued in exchange for (i) warrants to purchase 4,375,000 Class A ordinary shares issued by Malacca in private placement transactions consummated in connection with its initial public offering and (ii) warrants to purchase 7,187,500 Class A ordinary shares issued by Malacca in its initial public offering registered on a registration statement on Form S-1 (SEC File No. 333-239462). Such warrants previously issued by Malacca that are outstanding immediately prior to the Domestication will automatically be converted by operation of law into a redeemable warrant to acquire one share of Common Stock at the same price and on substantially the same terms as such previously issued warrants.

(6)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and is based on the sum of (i) the average of the high and low prices of Malacca’s issued and outstanding warrants as reported on the Nasdaq Capital Market on January 31, 2023 ($0.075 per warrant), which is a date within five (5) business days of the filing date of this registration statement with the SEC, and (ii) the exercise price of $11.50 per share of Common Stock issuable upon exercise of such warrants. This calculation is in accordance with Rules 457(f)(1) and 457(i) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the warrants has been allocated to the underlying shares of Common Stock issuable upon exercise of such warrants and included in the registration fee paid in respect of such shares of Common Stock. The maximum number of shares of Common Stock issuable upon exercise of the warrants are being simultaneously registered hereunder.

(7)	Represents the maximum number of shares of Common Stock to be issued in connection with the business combination to the shareholders of Indiev, Inc, a California corporation, which will convert into a Delaware corporation prior to the closing of the business combination (“INDI”), excluding the Earnout Shares.

(8)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. INDI is a private company, no market exists for its equity securities and it has an accumulated capital deficit. Pursuant to Rule 457(f)(2), the proposed maximum offering price is one-third of the aggregate par value of INDI’s common stock. However, because INDI’s common stock has no par value, this value is $0.00.

(9)	Represents the shares of Common Stock issuable upon exercise of the warrants pursuant to their terms. Each whole warrant will be exercisable for one share of Common Stock at a price of $11.50 per share.

(10)	Represents the maximum potential number of earnout shares issuable to INDI shareholders as described in the proxy statement/prospectus subsequent to the completion of the business combination if the applicable milestones described in the proxy statement/prospectus are achieved.

(11)	If the amendment to the warrant agreement described in the proxy statement/prospectus is approved, upon effectiveness of the Domestication and immediately prior to the consummation of the business combination, the public warrants of Malacca will be cancelled and will be converted into the right to receive a certain number of Class A ordinary shares of Malacca at a conversion ratio to be determined prior to the effectiveness of this registration statement and will be provided supplementally. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.